MFA MORTGAGE INVESTMENTS, INC. 350 Park Avenue NEW YORK, NEW YORK 10022 TELEPHONE (212) 207-6400

PRESS RELEASE		FOR IMMEDIATE RELEASE

February 13, 2004		NEW YORK METRO

CONTACT:	Shira Finkel	NYSE: MFA
(212) 207-6400
www.mfa-reit.com

MFA Mortgage Investments, Inc. Announces
Dividend Tax Information for 2003

MFA Mortgage Investments, Inc. (“MFA”), a real estate investment trust (“REIT”), today announced tax information regarding its dividend distributions for the tax year ended December 31, 2003.

Stockholders should check their 2003 tax statements received from brokerage firms in order to ensure that the MFA dividend distribution information reported on such statements conforms to the information reported herein. Stockholders should also consult with their tax advisors to determine their individual tax treatment of the dividend distributions paid by MFA.

During the 2003 tax year, MFA declared total dividend distributions of $1.0900 per share of common stock. As explained below, approximately $1.0433 per share of these dividend distributions were reported to MFA stockholders as taxable dividends for the tax year ended December 31, 2003 and $0.0580 of ordinary dividends, which were declared in the 4th quarter of 2002 and paid in January of 2003, were also reported to MFA stockholders as taxable dividends for the tax year ended December 31, 2003. Pursuant to the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder applicable to REITs, $.04671 per share of MFA’s dividend distributions declared on December 17, 2003 and paid on January 30, 2004 will be treated as distributions to stockholders in 2004 for federal, state and local income tax purposes.

Under the Jobs and Growth Tax Relief Reconciliation Act of 2003, capital gains realized by MFA during 2003 are characterized for tax purposes as “Section 1250 Capital Gains” and “Post 5/5 Capital Gains” income, with “Post 5/5 Capital Gains” income potentially eligible for the lower capital gains tax rate of 15% enacted under such legislation.

As a REIT, MFA’s dividend distributions are generally not eligible for the other tax rate reductions enacted for qualified dividend income under the Jobs and Growth Tax Relief Reconciliation Act of 2003. Thus, the portion of MFA’s dividends that are characterized as ordinary income generally will be subject to full ordinary income tax rates. For stockholders that are corporations, MFA’s dividends are not eligible for the corporate dividend distributions received deduction on Form 1120.

The following table provides detailed tax information relating to the quarterly dividend distributions paid to stockholders during the 2003 tax year:

MFA's Common Stock: (CUSIP 55272X102)

Declaration Date	Record Date	Payable Date	Total Distribution (Per Share)	Ordinary Dividend Income	Return of Capital	Sec.1250 Capital Gains	Post 5/5 Capital Gains	2004 Carry Forward
12/19/2002	12/30/2002	01/24/2003	$ .05800	$ .05800	$ 0.0000	$ 0.0000	$ 0.0000	$ 0.0000
03/13/2003	03/28/2003	04/30/2003	$ .28000	$ .23128	$ 0.0000	$ .04872	$ 0.0000	$ 0.0000
05/22/2003	06/30/2003	07/31/2003	$ .28000	$ .17024	$ 0.0000	$ .08232	$ .02744	$ 0.0000
09/10/2003	09/30/2003	10/31/2003	$ .28000	$ .28000	$ 0.0000	$ 0.0000	$ 0.0000	$ 0.0000
12/17/2003	12/30/2003	01/30/2004	$ .25000	$ .20329	$ 0.0000	$ 0.0000	$ 0.0000	$ 0.0467

MFA elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ended December 31, 1998. Dividends declared in the last month of a calendar year with a record date in the calendar year, but which are payable in January of the following year are considered paid for Form 1099-DIV reporting purposes on the record date, not on the payable date. The amount shown above in the column titled “2004 Carry Forward” represents the per share amount of the distribution payable on January 30, 2004 which exceeded the Company’s distributable earnings and profits of December 31, 2003. This amount will be treated for income tax purposes as a 2004 dividend distribution to MFA’s stockholders to whom the distribution was payable on January 30, 2004.

MFA seeks to generate income from investment in high-quality mortgage-backed securities (“MBS”) and other assets. At December 31, 2003, MFA had total assets of approximately $4.6 billion. As of that date, approximately 99% of these assets consisted of MBS issued or guaranteed by an agency of the U.S. Government, such as Ginnie Mae, or a federally chartered corporation, such as Fannie Mae or Freddie Mac, other MBS rated “AAA” by Standard & Poor’s Corporation, MBS-related receivables and cash.

Stockholders interested in participating in MFA’s Discount Waiver, Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”) may do so by contacting Mellon Investor Services, the company’s Plan administrator, at 1-866-249-2610 (toll free).  For more information about the Plan, interested stockholders may also go to the website established for the Plan at www.melloninvestor.com or visit MFA’s website at www.mfa-reit.com.

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” and similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. These forward-looking statements are subject to various risks and uncertainties, including, but not limited to, those relating to: changes in the prepayment rates on the mortgage loans securing MFA’s MBS; changes in interest rates and the market value of MFA’s MBS; MFA’s ability to use borrowings to finance its assets; changes in government regulations affecting MFA’s business; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in reports that MFA files from time to time with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date they are made and MFA does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of such statements.